                                                                    EXHIBIT 99.2

                   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED


                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
La Salsa Holding Co.:

We have audited the accompanying consolidated balance sheet of La Salsa Holding Co. and subsidiaries (the "Company") as of December 31, 1998, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of La Salsa Holding Co. and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Los Angeles, California
February 26, 1999

                      LA SALSA HOLDING CO. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                     ASSETS


                                                                                     June 28,       December 31,
                                                                                       1999            1998
                                                                                   ----------       ------------
                                                                                   (unaudited)       (audited)
 Current assets:
 Cash and cash equivalents (Note 2) ..........................................       $    793        $    493
 Accounts receivable due from founder/shareholder (Notes 10 and 11) ..........             --             289
 Accounts receivable, net of allowance for doubtful accounts of $92
          at June 28, 1999 and $97 at December 31, 1998 ......................            431             649
 Inventories (Note 2) ........................................................            529             398
 Prepaid expenses (Note 2) ...................................................            648             495
                                                                                     --------        --------
      Total current assets ...................................................          2,401           2,324

 Property and equipment, net (Notes 2 and 3) .................................         10,060           8,895
 Lease rights, net of accumulated amortization of $818
          at June 28, 1999 and $711 at December 31, 1998 (Note 2) ............          1,453           1,560
 Other assets, net (Note 4) ..................................................            505             859
                                                                                     --------        --------
                                                                                     $ 14,419        $ 13,638
                                                                                     ========        ========


                          LIABILITIES AND STOCKHOLDERS' DEFICIT


Current liabilities:
 Accounts payable and accrued expenses .......................................       $  1,641        $  1,690
 Accrued salaries, wages and employee benefits ...............................            376             461
 Deferred revenue (Note 2) ...................................................            142             165
 Accrued sales tax ...........................................................            185             421
 Other current liabilities ...................................................          1,264             441
 Current portion of long-term debt (Note 5) ..................................          1,000             537
 Line of credit (Note 5) .....................................................             --             969
                                                                                     --------        --------
      Total current liabilities ..............................................          4,608           4,684

Long-term debt, less current portion (Note 5) ................................          4,577             242
Subordinated notes payable (Note 5) ..........................................             --           1,798
Deferred revenue (Note 2) ....................................................             80             140

Redeemable preferred stock, $25,445 and $27,226 aggregate liquidation preference at June 28, 1999 and December 31, 1998, respectively
  (Notes 6 and 11):
  Series A, $.01 par value, 10,200,000 shares authorized; 9,118,665 shares issued; 7,337,196 shares outstanding at June 28, 1999 and
    9,118,665 shares outstanding at December 31, 1998 ........................          8,353           9,119
  Series B, $.01 par value, 4,800,000 shares authorized; 4,633,000 shares
    issued and outstanding at June 28, 1999 and December 31, 1998 ............          6,950           6,950
  Series C, $.01 par value, 1,500,000 shares authorized; 1,333,000 shares
    issued and outstanding at June 28, 1999 and December 31, 1998 ............          2,000           2,000
  Series D, $.01 par value, 12,800,000 shares authorized; 6,105,252
    shares issued and outstanding at June 28, 1999 and December 31, 1998 .....          9,157           9,157
                                                                                     --------        --------
      Total redeemable preferred stock .......................................         26,460          27,226
                                                                                     --------        --------

Stockholders' deficit (Notes 2 and 7):

 Common stock ................................................................              1               1
 Additional paid in capital ..................................................             63              63
 Accumulated deficit .........................................................        (21,370)        (20,516)
                                                                                     --------        --------
             Total stockholders' deficit .....................................        (21,306)        (20,452)
                                                                                     --------        --------
                                                                                     $ 14,419        $ 13,638
                                                                                     ========        ========


                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                      LA SALSA HOLDING CO. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)


                                                            Twenty-Six       Twenty-Six        Year
                                                            Weeks Ended     Weeks Ended       Ended
                                                             June 28,         June 29,       December
                                                               1999             1998         31, 1998
                                                           -------------    -------------  ------------
                                                             (unaudited)     (unaudited)     (audited)
Revenues:
  Company-operated restaurant operations ..............       $ 14,513        $ 10,069       $ 21,621
  Franchised restaurants (Notes 2 and 10) .............          3,078           2,289          5,600
                                                              --------        --------       --------
   Total revenues .....................................         17,591          12,358         27,221
                                                              --------        --------       --------

Restaurant operating costs:
  Food and packaging ..................................          4,619           3,149          6,784
  Payroll and other employee benefits .................          4,067           2,573          5,647
  Occupancy and other operating costs .................          3,998           2,690          5,732
                                                              --------        --------       --------
   Total restaurant operating costs ...................         12,684           8,412         18,163
                                                              --------        --------       --------

  Advertising .........................................            556             316            757
  Pre-opening expense .................................             71              13             53
  Franchise ...........................................          2,238           1,773          4,341
  General and administrative ..........................          2,303           1,510          3,212
                                                              --------        --------       --------
   Total ..............................................          5,168           3,612          8,363
                                                              --------        --------       --------

  Operating income (loss) .............................           (261)            334            695

  Interest expense (Note 5) ...........................            289             121            266
  Income (loss) before income tax expense and .........           (550)            213            429
    cumulative effect of change in accounting principle
    Income tax expense (Notes 2 and 9) ................              8              21             32
                                                              --------        --------       --------
  Income (loss) before cumulative effect of change in
    accounting principle, net of income taxes .........           (558)            192            397
                                                               --------        --------       --------
 Cumulative effect on prior years of retroactive
    application of expensing preopening costs, net
     of income taxes ..................................            296              --             --
                                                              --------        --------       --------
  Net income (loss) ...................................       $   (854)       $    192       $    397
                                                              ========        ========       ========


                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                      LA SALSA HOLDING CO. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                             Common Stock
                                         Class A; $0.001 Par
                                                Value
                                           33,300,000 Shares
                                             Authorized             Additional       Accum-
                                       -----------------------       Paid-In         ulated
                                        Shares         Amount        Capital         Deficit         Total
                                       --------       --------      ---------       --------        --------
BALANCE, January 1, 1998                322,957       $      1       $     63       $(20,913)       $(20,849)

Exercise of stock  options (Note            439             --             --             --              --
                                                                                                           7)
Net income                                   --             --             --            397             397
                                       --------       --------       --------       --------        --------
BALANCE, December 31, 1998              323,396       $      1       $     63       $(20,516)       $(20,452)
                                       ========       ========       ========       ========        ========

                      LA SALSA HOLDING CO. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                               Twenty-six    Twenty-six        Year
                                                              Weeks Ended    Weeks Ended       Ended
                                                                June 28,       June 29,      December 31,
                                                                  1999           1998           1998
                                                              -----------    -----------    ------------
                                                              (unaudited)    (unaudited)      (audited)
Cash flows from operating activities:
  Net income (loss) ......................................     $  (854)       $   192        $   397
  Adjustments to reconcile net income (loss) to net
     cash flows provided by operating activities:
     Depreciation and amortization .......................         933            662          1,478
     Cumulative effect of change in accounting principle..         296             --             --
     Impairment of long-lived assets .....................          --             --            148
  Changes in operating assets and liabilities:
     Accounts receivable due from founder/shareholder ....          --             --           (249)
     Accounts receivable .................................         218           (179)          (206)
     Inventory and prepaid expenses ......................        (284)            81           (440)
     Accounts payable and accrued expenses ...............         (49)          (185)           542
     Accrued salaries, wages and employee benefits .......         (85)           362             99
     Deferred revenue ....................................         (83)           199             75
     Accrued sales tax and other current liabilities .....         587           (117)           304
                                                               -------        -------        -------
   Net cash provided by operating activities .............         679          1,015          2,148
                                                               -------        -------        -------

Cash flows from investing activities:
  Proceeds from maturity of short-term investments .......          --             --          2,589
  Purchases of short-term investments ....................          --             --         (1,500)
  Net change in other assets .............................         354            (76)          (524)
  Purchases of property and equipment ....................      (1,783)          (694)        (4,332)
                                                               -------        -------        -------
    Net cash used in investing activities ................      (1,429)          (770)        (3,767)
                                                               -------        -------        -------

Cash flows from financing activities:
  Net borrowings under line of credit ....................          --             --            969
  Proceeds from issuance of long-term debt ...............       5,500             10            581
  Repayment of long-term debt ............................      (3,469)            --           (498)
  Repayment of founder's liabilities .....................        (981)            --             --
                                                               -------        -------        -------
    Net cash provided by financing activities ............       1,050             10          1,052
                                                               -------        -------        -------

Net increase (decrease) in cash and cash equivalents .....         300            255           (567)
Cash and cash equivalents at beginning of period .........         493          2,149          1,060
                                                               -------        -------        -------
Cash and cash equivalents at end of period ...............     $   793        $ 2,404        $   493
                                                               =======        =======        =======
Supplemental disclosures of cash flow information:
   Cash paid during the period for:
    Interest .............................................     $   289        $   121        $   312
    Income taxes .........................................     $     8        $    21        $    32

Non-cash investing and financing activities:
    Forgiveness of accounts receivable due from founder...     $   296        $   ---        $   ---
    Repurchase of preferred stock ........................     $   766        $   ---        $   ---
    Assumption of founder's liabilities ..................     $   981        $   ---        $   ---


                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                      LA SALSA HOLDING CO. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEAR ENDED DECEMBER 31, 1998 (AUDITED) AND THE
       TWENTY-SIX WEEKS ENDED JUNE 28, 1999 (UNAUDITED) AND JUNE 29, 1998
                                   (UNAUDITED)

1.  DESCRIPTION OF BUSINESS

    La Salsa Holding Co., a Delaware corporation, and its wholly owned subsidiaries, La Salsa Franchise, Inc. and La Salsa of Nevada, Inc., develop, operate, license and franchise restaurants that feature fresh, healthy, authentic Mexican foods under the name "La Salsa Fresh Mexican Grill." At December 31, 1998, there were 43 company-owned, 5 licensed and 56 franchised restaurants operating principally in California, and also in Arizona, Colorado, Connecticut, Nevada, Ohio, Puerto Rico, Texas and Utah.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The financial information reported for the twenty-six weeks ended June 28, 1999 and June 29, 1998, which is not necessarily indicative of the results for a full year, is unaudited but includes all adjustments which the Company considers necessary for a fair presentation. All such adjustments are normal recurring adjustments.

    PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of La Salsa Holding Co. and its subsidiaries, La Salsa Franchise Inc. and La Salsa of Nevada, Inc. (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS - The Company classifies all highly liquid investments purchased with maturities of three months or less as cash equivalents.



    INVENTORIES - Inventories consist principally of food and beverages and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

    PREOPENING COSTS - Preopening costs consist of direct expenses incurred in connection with opening new restaurants and principally include hiring, training and salary costs. Prior to January 1, 1999, these costs were capitalized and amortized over one year. Amortization expense related to preopening costs was $53,000 for the year ended December 31, 1998. Unamortized preopening costs were $296,000 at December 31, 1998 and are included in prepaid expenses on the accompanying December 31, 1998 consolidated balance sheet.

    In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Cost of Start-up Activities" ("SOP 98-5"). This statement requires that all start-up activities, including preopening costs, be expensed as incurred. The Company adopted SOP 98-5 effective January 1, 1999. The initial application of this statement is reported as a cumulative effect of a change in accounting principle.

    PROPERTY AND EQUIPMENT - Property and equipment are stated at cost less accumulated depreciation and amortization. Fixtures, equipment and buildings are depreciated over estimated useful lives of 5 to 31.5 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the life of the lease. Depreciation and amortization are computed using the straight-line method.


    LEASE RIGHTS - Lease rights consist of costs incurred to purchase lease rights to the Company's operating facilities and are amortized using the straight-line method over the terms of the leases.


    REVENUE RECOGNITION - In connection with its franchising and licensing activities, the Company receives initial franchise fees, licensing fees, area development fees and continuing royalties. The Company recognizes franchise fee, license fee and area development fee revenue when it has completed performance of substantially all obligations specified in the related underlying agreements. Payments received from franchisees and licensees prior to the completion of these obligations are reflected as deferred revenue on the accompanying balance sheets. Royalties, which are based upon amounts specified in franchise and license agreements, are generally 5% of franchised and licensed restaurant sales and are recognized as such sales occur.

    INCOME TAXES - Deferred income taxes are provided for temporary differences between the accounting for financial statement purposes and the accounting for income tax purposes. Deferred income taxes represent amounts that will be paid or received in future periods based on enacted income tax rates in effect when temporary differences are expected to reverse.

    IMPAIRMENT OF LONG-LIVED ASSETS - The Company reviews long-lived assets for impairment and recognizes a loss if expected future undiscounted cash flows are less than the carrying value of assets; such losses are measured as the difference between the carrying value and the fair value of the assets. Fair value is determined using a method based upon a multiple of annual earnings before interest, income taxes, depreciation and amortization.


    ACCOUNTING FOR STOCK-BASED COMPENSATION - Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," requires compensation expense equal to the fair value of the option grant to be estimated using accepted option policy formulas when the option is granted. The compensation may either be charged to the statement of operations or set forth as pro forma information in the footnotes to the consolidated financial statements, depending on the method elected by the Company upon adoption of the standard. The Company adopted the disclosure requirements of SFAS No. 123 and elected to continue using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," for stock options.


    PERVASIVENESS OF ESTIMATES - The Company prepares its consolidated financial statements in conformity with generally accepted accounting principles, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CONCENTRATION OF CREDIT RISK - Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of cash and cash equivalents and receivables. The Company places its cash and cash equivalents with high credit quality financial institutions. The Company's accounts receivable consist principally of amounts due from franchisees and licensees for royalties and food purchases. The Company performs ongoing credit evaluations of its franchisees and licensees and maintains an allowance for possible credit losses.

    FISCAL YEAR - The Company's fiscal year is the 52- or 53-week period ending the Monday closest to December 31. For clarity of presentation, the Company's 1998 fiscal year, which represents the 52-week period ended December 28, 1998, has been described in these consolidated financial statements as the year ended December 31, 1998.

3.  PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                                   1998
                                                                                   (In
                                                                                thousands)
                                                                               -------------
      Leasehold improvements                                                     $    6,860
      Fixtures and equipment                                                          5,354
      Buildings                                                                       1,015
      Land                                                                              134
      Construction in progress                                                           15
                                                                                 ----------
      Total                                                                          13,378
      Less accumulated depreciation and amortization                                  4,483
                                                                                 ----------
      Property and equipment, net                                                $    8,895
                                                                                 ==========

    Buildings includes $660,000 related to certain buildings the Company purchased in December 1998 in anticipation of its January 1999 acquisition of six stores from its founder/shareholder. The Company did not occupy the buildings during fiscal year 1998 (see Note 11).

4.  OTHER ASSETS

    Other assets consist of the following:
                                                          1998
                                                     (In thousands)
                                                     --------------

    Deposits                                              $281
    Acquisition costs                                      385
    Other                                                  288
                                                          ----
    Total                                                  954
    Less accumulated amortization                           95
                                                          ----
    Other assets, net                                     $859
                                                          ====

    Acquisition costs include amounts advanced to various parties prior to December 31, 1998 in anticipation of its January 1999 acquisition of six stores from its founder/shareholder (see Note 11).

5.  DEBT

    LINE OF CREDIT - In September 1998, the Company executed a line of credit agreement providing for maximum borrowings of $1,000,000. Advances under the agreement accrue interest at LIBOR (which was 5.1% per annum at December 31, 1998) plus 2.5%, payable monthly, and are collateralized by substantially all of the Company's assets.

    LONG-TERM DEBT - Long-term debt consists primarily of notes collateralized by related property and equipment. The notes accrue interest, payable monthly, at fixed rates ranging from 8% to 14% per annum.

    SUBORDINATED NOTES PAYABLE - Subordinated notes payable are unsecured and accrue interest at 12% per annum, payable semiannually.

    In January 1999, the Company executed a $10 million credit facility, repaid all outstanding balances under the aforementioned debt instruments, and terminated its previous line of credit agreement (see Note 11).

6.  PREFERRED STOCK

    Preferred stock consists of redeemable, convertible voting Series A, Series B, Series C and Series D preferred stock. Dividends are declared at the discretion of the Board of Directors.

    Series A, Series B and Series C preferred stock are redeemable upon consent of the majority of each class of shareholders for $1.00, $1.50 and $1.50 per share, respectively, plus any accrued and unpaid dividends. Series A, Series B and Series C preferred stock may not be redeemed if any Series D preferred stock is outstanding. Beginning in March 2000, the holders of the Series D preferred stock may redeem their shares for cash in an amount equal to $1.50 per share, plus any accrued and unpaid dividends. Additionally, the holders of the Series D preferred stock may redeem their shares, plus any accrued and unpaid dividends, for cash upon a change of control of the Company, as defined. Redemptions are payable in three equal annual installments. The carrying value of the preferred stock has been increased to its redemption value through periodic charges to accumulated deficit. At December 31, 1998, the Series A, Series B, Series C and Series D preferred stock are stated at their respective redemption values.

    Each share of preferred stock is convertible, at the holder's option, into one share of common stock and contains antidilution provisions. Subject to certain conditions, there is an automatic conversion of the preferred stock into common stock in connection with an initial public offering and sale of the Company's common stock. The holders may require the Company to register any such automatically converted shares.

    Upon liquidation, the Series A, Series B, Series C and Series D preferred stockholders are entitled to receive $1.00, $1.50, $1.50 and $1.50 per share, respectively, plus any accrued and unpaid dividends. This right is senior to common stockholders; the rights of the Series D preferred stockholders are senior to the rights of the Series A, Series B and Series C stockholders.

7.  STOCK OPTIONS AND WARRANTS

    The Company has granted options to employees to purchase shares of its common stock at exercise prices ranging from $0.15 to $0.50 per share. The options generally have a ten-year term and vest over periods varying from three to four years. The weighted-average contractual life of the options outstanding was 87 months at December 31, 1998. Options to purchase 2,350,451 shares of the Company's common stock were vested and exercisable at December 31, 1998. The weighted-average exercise price of these options was $0.23 at December 31, 1998.

    Activity under the option plan is as follows:

                                                          WEIGHTED-
                                             NUMBER        AVERAGE
                                           OF SHARES    EXERCISE PRICE
                                           ---------    --------------
Outstanding as of December 31, 1997        2,452,803         0.24
    Granted                                  288,000         0.50
    Exercised                                   (439)        0.50
    Canceled                                    (677)        0.50
                                           ---------      -------
Outstanding as of December 31, 1998        2,739,687      $  0.27
                                           =========      =======


    Had compensation cost for the Company's stock-based compensation plans been determined using the fair value based accounting method described in SFAS No. 123, the Company's net income for the year ended December 31, 1998 would have been reduced by approximately $30,000. That amount is based on an estimated minimum value for each option computed as (a) the current price of the stock on the date of grant reduced to exclude the present value of any expected dividends during the option's life minus (b) the present value of the exercise price. Assumptions used in the computation include a risk-free interest rate of 5.15%, no dividends, and expected lives of 10 years from grant date.


    Warrants to purchase 130,000 shares of the Company's common stock at exercise prices ranging from $0.50 to $2.50 per share were outstanding at December 31, 1998. The weighted-average exercise price of these warrants was $1.04. The exercise price is subject to adjustment under certain conditions. The warrants expire during 2000.

8.  COMMITMENTS AND CONTINGENCIES

    The Company leases its facilities and certain equipment under noncancelable operating leases expiring at various dates through 2010. Certain leases provide for monthly rent expense equal to the greater of a fixed payment or a percentage of gross sales. The leases are subject to annual adjustments for inflation and contain renewal options. Rent expense was $2,245,000 (including contingent rentals as a percentage of sales of $185,000) for the year ended December 31, 1998.

    Future minimum lease payments under noncancelable operating leases at December 31, 1998 are as follows: 1999, $3,092,000; 2000, $2,910,000; 2001,
    $2,584,000; 2002, $2,064,000; 2003, $1,699,000; and thereafter, $14,170,000.

    The Company is also contingently liable under certain restaurant leases, including leases involving the Company's founder/shareholder; future minimum lease payments under these leases at December 31, 1998 are as follows: 1999, $102,000; 2000, $102,000; 2001, $102,000; and 2002, $76,500.

    The Company is involved in various disputes arising out of the ordinary conduct of its business. While the ultimate results of these disputes cannot be predicted with certainty, management does not expect that these matters will have a material effect on the consolidated financial statements.

9.  INCOME TAXES

    The income tax provision for the year ended December 31, 1998 consists solely of a current provision of $32,000. The provision for income taxes differs from that which would result from applying the federal statutory tax rate to pretax income due principally to state income taxes and utilization of federal and state net operating loss carryforwards.

    At December 31, 1998, the Company had $5,020,000 and $646,000 of deferred income tax assets and liabilities, respectively. The net deferred income tax assets were fully offset by valuation allowances at December 31, 1998. The Company's deferred income tax assets and liabilities result principally from net operating loss carryforwards, impairment losses and depreciation.

    At December 31, 1998, the Company had net operating loss carryforwards of approximately $11,424,000 available to reduce future federal and state taxable income. The net operating loss carryforwards expire at various dates between 1999 and 2011. During 1998, the Company reduced its current provision by approximately $280,000 through the utilization of operating loss carryforwards.

10. RELATED PARTIES

    The founder/shareholder of the Company owns and operates certain restaurants as a franchisee. Commissary sales, which are included in franchised restaurant revenue, were $253,000 from restaurants owned by the founder/shareholder in 1998. Franchise royalties were $209,000 from restaurants owned by the founder/shareholder in 1998. Accounts receivable due from the restaurants owned by the founder/shareholder were $289,000 at December 31, 1998.

11. SUBSEQUENT EVENTS

    In January 1999, the Company acquired six La Salsa franchise locations and 1,781,469 shares of the Company's Series A preferred stock from its founder/shareholder in exchange for $689,000 cash, its forgiveness of $296,000 of accounts receivable due from the founder/shareholder, and its assumption of $981,000 of the founder/shareholder's liabilities. The Company allocated $766,000 of the purchase price to the preferred stock and the remainder to the stores.

    In January 1999, the Company executed a $10,000,000 credit agreement, composed of a $5,100,000 term loan and a $4,900,000 revolving line of credit (the "credit facility"). The credit facility is collateralized by substantially all of the Company's assets. The term loan is due September 2003; interest, which accrues at LIBOR plus 4%, and principal are payable quarterly. The revolving line of credit is due September 2003; interest is payable quarterly at LIBOR plus 3.75%. The Company used $5,100,000 of the credit facility to retire certain debt existing at December 31, 1998, to pay for certain costs related to the acquisition described in the preceding paragraph, and to build cash reserves. In conjunction with the credit facility, the Company issued warrants to the lender to purchase 505,882 shares of the Company's common stock at $0.01 per share. The warrants are exerciseable immediately and expire on December 31, 2004.


    On July 15, 1999, Santa Barbara Restaurant Group, Inc. ("SBRG") acquired all of the issued and outstanding stock of La Salsa Holding Co., pursuant to the terms of an Agreement and Plan of Merger (the "Merger"). As a result of the Merger, the stockholders of La Salsa received: (i) an aggregate of three million (3,000,000) shares of Common Stock of SBRG ("SBRG Common Stock"),
    (ii) convertible subordinated promissory notes from SBRG (the "Notes") valued at $3.9 million, (iii) warrants to purchase an aggregate of two hundred fifty thousand (250,000) shares of SBRG Common Stock at an exercise price of seven dollars ($7.00) per share and (iv) warrants to purchase an aggregate of two hundred fifty thousand (250,000) shares of SBRG Common Stock at an exercise price of seven dollars and 50/100 ($7.50) per share.


    The Notes issued pursuant to the Merger automatically converted into shares of SBRG Common Stock upon stockholder approval at the annual meeting of the stockholders of SBRG held on August 16, 1999. The conversion rate for the Notes was (1) share of SBRG Common Stock for each $4.00 of principal amount of the Notes.



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